================================================================================


   As filed with the Securities and Exchange Commission on February 26,
1999
                                                      Registration No. 333-71199

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                               AMENDMENT NO. 2 TO
                                   FORM  S-3
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933


                           TELE-COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                   5619 DTC Parkway                                       84-1260157
(State or other jurisdiction of                 Englewood, Colorado 80111-3000                                (I.R.S. Employer
 incorporation or organization)                       (303) 267-5500                                          Identification No.)
                                      (Address, including zip code, and telephone number,
                                 including area code, of registrant's principal executive offices)

                             ---------------------

                            Stephen M. Brett, Esq.
                           Tele-Communications, Inc.
                               Terrace Tower II
                               5619 DTC Parkway
                        Englewood, Colorado 80111-3000
                                (303) 267-5500
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                             ---------------------
                                  Copies to:
                          Robert W. Murray Jr., Esq.
                             Baker & Botts, L.L.P.
                             599 Lexington Avenue
                           New York, New York 10022
                                (212) 705-5000

                             ---------------------
     Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ___________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_] ___________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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                 Subject to Completion, dated February 26, 1999

Prospectus

                           Tele-Communications, Inc.

                    Series A TCI Ventures Group Common Stock



     The stockholders listed on page 10 may offer and sell, pursuant to this prospectus, up to 11,740,610 shares of Series A TCI Ventures Group common stock. We will not receive any part of the proceeds from any sale of the shares offered by this prospectus.

     The shares offered by this prospectus may be offered and sold in the public market or in private transactions, in the over-the-counter market or in a number of other ways described later in this prospectus. The shares offered by this prospectus may be sold at market prices, at prices related to market prices, at negotiated prices or at one or more fixed prices. If required, a supplement to this prospectus will contain information concerning particular sales of shares offered by this prospectus.

     The trading symbol for the Series A TCI Ventures Group common stock is "TCIVA", and those shares trade on the Nasdaq National Market. On February 24, 1999, the closing price was $28 7/16 per share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


             The date of this prospectus is ________________, 1999.


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                           Tele-Communications, Inc.

     TCI, through its subsidiaries and affiliates, is principally in the business of constructing, acquiring, owning and operating cable television systems and providing satellite-delivered video entertainment, information and home shopping programming services to various video distribution media,
principally cable television systems.   TCI also invests in cable and
telecommunications operations and television programming in international markets, and in companies and joint ventures involved in developing and providing programming for new television and telecommunications technologies. TCI is a Delaware corporation that was incorporated in 1994. TCI and its predecessors have been engaged in the cable television business since the early 1950's.

     The address of TCI's principal executive offices is Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111, and TCI's telephone number at that address is (303) 267-5500.

     TCI's common stock consists of three classes of tracking stock. The terms of each class of tracking stock tie the economic value of the stock to the separate performance of a specified group of assets and businesses of TCI. Holders of all three classes of tracking stock, however, are shareholders of TCI.

     The TCI Group tracking stock is intended to reflect the separate performance of the "TCI Group." This group consists primarily of TCI's domestic cable television and information distribution business, including TCI's ownership and operation of various cable television systems. It also includes TCI's minority interests in partnerships that own and operate cable television systems.

     The Liberty Media Group tracking stock is intended to reflect the separate performance of the "Liberty Media Group." This group consists primarily of TCI's assets and businesses relating to producing, acquiring and distributing, through all available formats and media, branded entertainment, educational and informational programming and software. These include multimedia products, electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing.

     The TCI Ventures Group tracking stock is intended to reflect the separate performance of the "TCI Ventures Group." This group consists of TCI's principal international assets and businesses and substantially all of TCI's assets that are not part of its cable television or programming businesses. TCI plans to combine the Liberty Media Group and the TCI Ventures Group, either before or as part of the merger with AT&T that is discussed beginning on page 3. The combined groups will be called the "Liberty Media Group."

                           Recent Developments

AT&T Merger;  Combination of Liberty Media Group and TCI Ventures Group


     General.  On June 23, 1998, TCI agreed to be acquired by AT&T by means of a
     --------
merger. As a result of the merger, TCI will become a wholly owned subsidiary of AT&T and stockholders of TCI will become stockholders of AT&T.


     TCI also plans to combine the Liberty Media Group and the TCI Ventures Group. This combination may occur prior to the AT&T merger or may occur as part of the merger.


     Remaining Conditions.   TCI and AT&T shareholders have approved both the
     ---------------------
merger of TCI and AT&T and the combination of the Liberty Media Group and the TCI Ventures Group. There are no further material conditions to the combination of the Liberty Media Group and the TCI Ventures Group.


     The AT&T merger remains subject to receipt of required governmental consents and approvals, including the consent of the Federal Communications Commission. It is anticipated that this condition will be satisfied, and that the merger will close during the first quarter of 1999. We cannot assure you, however, as to the exact timing of the AT&T merger or that the merger will ultimately occur. TCI plans to combine the Liberty Media Group and the TCI Venture Group whether or not the AT&T merger occurs.


     Consideration to be Received by Holders of TCI Ventures Group Stock.  If
     -------------------------------------------------------------------
the combination of the Liberty Media Group and TCI Ventures Group occurs prior to the AT&T merger, each share of TCI Ventures Group stock will be reclassified into 0.52 of a share of the same series of Liberty Media Group stock. Then, in the AT&T merger, each share of Liberty Media Group stock will be exchanged for a share of AT&T tracking stock that reflects the separate performance of the Liberty Media Group within AT&T. Hence, each share of Series A Liberty Media Group stock will be exchanged for one share of Class A Liberty Media Group stock of AT&T, and each share of Series B Liberty Media Group stock will be exchanged for one share of Class B Liberty Media Group stock of AT&T.


     If the combination does not occur prior to the AT&T merger, each share of Series A TCI Ventures Group stock will be exchanged for 0.52 of a share of Class A Liberty Media Group stock, and each share of Series B TCI Ventures Group stock will be exchanged for 0.52 of a share of Class B Liberty Media Group stock. Hence, whether the combination occurs before or at the time of the AT&T merger, the number of shares of the new Liberty Media Group tracking stock that a holder of TCI Ventures Group stock owns after the AT&T merger will be the same.

     Holders of TCI Group stock will receive shares of AT&T common stock in the merger.


     If the AT&T merger occurs, all holders of AT&T common stock, including holders of the new Liberty Media Group tracking stock, will vote together as a single class on all matters presented to AT&T stockholders. Holders of the new Class A Liberty Media Group common stock will be entitled to 1/10 of a vote for each share of stock held, and holders of the new Class B Liberty Media Group common stock will be entitled to one vote for each share of stock held. Holders of AT&T common stock will be entitled to one vote for each share of stock held.

     Assets and Business of the Combined Liberty Media Group and TCI Ventures
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Group Following the AT&T Merger.   Prior to the AT&T merger, the TCI Group will
--------------------------------
acquire from the Liberty Media Group and the TCI Ventures Group, or the combined group, ownership interests in At Home Corporation and Western Tele-Communications, Inc., shares of AT&T common stock now owned by the TCI Ventures Group and the business of the National Digital Television Center. In exchange, at the time of the AT&T merger the TCI Group will transfer to the new Liberty Media Group an aggregate of approximately $5.5 billion in cash. As a result of these and other asset transfers, the new Liberty Media Group may be able to use a U.S. federal tax loss carryforward, which TCI estimates was $1.6 billion at September 30, 1998, to offset Liberty Media Group's tax liabilities


     Management of the new Liberty Media Group Following the AT&T Merger.  The
     -------------------------------------------------------------------
current managements of the Liberty Media Group and the TCI Ventures Group will manage the new Liberty Media Group after the AT&T merger. Dr. John C. Malone, TCI's Chairman, will be Chairman of the new Liberty Media Group. Robert R. Bennett, President and Chief Executive of Liberty Media Corporation, will be President and Chief Executive Officer of the new Liberty Media Group, and Gary
S. Howard, President of the TCI Ventures Group, will be Executive Vice President and Chief Operating Officer of the new Liberty Media Group.


     Although the assets and businesses of the new Liberty Media Group will be held by a wholly owned subsidiary of AT&T, the board of directors and management of Liberty Media Corporation, the primary operating unit of the Liberty Media Group, will have control of the business and affairs of the group following the AT&T merger. A majority of Liberty Media Corporation's board of directors will consist of individuals designated by TCI prior to the merger. If these individuals or their designated successors cease to constitute a majority of Liberty Media Corporation's board, Liberty Media Corporation will transfer the assets and businesses of the new Liberty Media Group to a new entity. The new entity will be owned substantially by AT&T but will be controlled by persons who have not been designated by AT&T.


     AT&T will form a new committee of AT&T's board of directors, comprised of Dr. Malone and two outside AT&T directors, to oversee the interaction between the new Liberty Media Group and the other assets and businesses of AT&T.

            Special Considerations Relating to Tracking Stocks

Shareholders of One Company; Financial Impacts of One Group Could Affect the Others


     The TCI Group, the Liberty Media Group and the TCI Ventures Group tracking stocks are all classes of common stock of TCI. The tracking stock capital structure does not affect the legal title to the assets of each group, or the legal responsiblity for the liabilities of each group of TCI or any of its subsidiaries. Hence, holders of stock of each group will be subject to the risks of investments in any other group. Financial effects from any group that affect TCI's consolidated results of operations or financial condition could, if significant, affect the market price of the tracking stocks for the other groups. Also, if the incurrence of significant debt by TCI or one of its subsidiaires on behalf of a group negatively affects the credit rating of TCI and its subsidiaries, then the borrowing costs for other groups will probably increase.


Limited Voting Power


     The holders of TCI Ventures Group stock only have the rights specified in the TCI charter and rights provided under Delaware law. These rights do not include class voting rights on matters that affect the TCI Ventures Group more than the other groups.


     When a vote is taken on any matter as to which all TCI stockholders vote as a class, the holders of TCI Ventures Group stock will not be in a position to control the outcome of the vote. This is because there are significantly more shares of TCI Group and Liberty Media Group stock outstanding than TCI Ventures Group stock. As discussed below, certain matters on which all TCI stockholders vote together as a single class could involve a divergence or the appearance of a divergence of interests between the holders of different classes of TCI tracking stock.


Potential Differing Interests


     General.  The existence of separate classes of TCI tracking stock could
     --------
give rise to occasions when the interests of the holders of different classes of tracking stock differ or appear to differ. Examples include determinations by the TCI board of directors to:


     .    approve dispositions of assets attributed to a group; and

     . make operational and financial decisions with respect to one group that could be considered to be detrimental to one or more of the other groups.

     When making decisions with regard to matters that create potential differing interests, the TCI board's fiduciary duties require it to consider the impact of its decisions on all stockholders. See "--Fiduciary Duties of the TCI Board" below


     Disposition of Group Assets.  The assets attributed to the TCI Ventures
     ---------------------------
Group represent less than substantially all of the properties and assets of TCI. Therefore, the TCI board of directors can, without shareholder approval, approve sales and other dispositions of any amount of the properties and assets attributed to the TCI Ventures Group. This is because Delaware law requires shareholder approval only for a sale or other disposition of all or substantially all of the properties and assets of an entire company. The proceeds from any such sale, however, would be assets attributed to the TCI Ventures Group and could only be used for its benefit. Under the TCI charter, those proceeds may be distributed to holders of TCI Ventures Group stock.


     Operational and Financial Decisions.  The TCI board of directors can make
     -----------------------------------
operational and financial decisions or implement policies that affect disproportionately the businesses of one or more groups. Examples are the allocation of financing opportunities in the public markets and the allocation of business opportunities that may be suitable for more than one group. Any decision of this nature may favor one group at the expense of the others. All operational and financial decisions are made by the TCI board in its good faith business judgment and in a manner consistent with the best interests of TCI and its shareholders.


Fiduciary Duties of TCI Board


     Under principles of Delaware law, the board of directors of a corporation with two or more classes or series of stock owes an equal duty to all shareholders regardless of class or series. Under these principles and the related principle known as the "business judgment rule," a good faith business decision made by an informed and disinterested TCI board on any matter having a differing impact on holders of TCI Group, Liberty Media Group and TCI Ventures Group stock will be a defense to any challenge to that decision made by a holder of the stock of one of the groups.

Limitations on Potential Unsolicited Acquisitions


     If the TCI Ventures Group were a stand-alone corporation, any person interested in acquiring it without management approval could seek control of the corporation by means of a tender offer or proxy contest. Because TCI Ventures Group is not a stand-alone corporation, any person interested in acquiring the TCI Ventures Group without management approval would be required to seek control of the voting power represented by all of the outstanding capital stock of TCI, including the classes of tracking stocks related to the other groups. See "-- Limited Voting Power" above.


                              Selling Stockholders

     The selling stockholders are Merrill Lynch International, LB I Group Inc., Lehman Brothers Finance S.A. and Toronto Dominion (New York), Inc. and their successors and assigns. Persons to whom selling stockholders transfer shares covered by this prospectus and persons that acquire interests in the equity swap transactions discussed below may also be selling stockholders under this prospectus.


     TCI is a party to separate equity swap transactions with each of Merrill Lynch International, Lehman Brothers Finance S.A. and Toronto Dominion (New
York), Inc. relating to shares of Series A TCI Ventures Group stock.   An equity
swap is a financial transaction to which there are two parties known as counterparties. The counterparties privately negotiate the terms of the equity swap transaction. In TCI's equity swap transactions, each equity swap relates to a specified or "notional" amount of shares of Series A TCI Ventures Group stock at a price that corresponds to the market price of that stock at the time the equity swap was entered into. The purpose of each equity swap is to permit TCI to lock in the market value of the Series A TCI Ventures Group stock for a number of shares equal to the notional amount of shares covered by the equity swap. If the market value of the Series A TCI Ventures Group stock rises, on termination of the equity swap TCI can either purchase from its counterparty at the locked-in price a number of shares of Series A TCI Ventures Group stock equal to the notional amount of shares covered by the equity swap, or receive from its counterparty cash in an amount equal to the difference between the current market value and the locked-in price of the shares. If, on the other hand, the price of the Series A TCI Ventures Group stock declines, TCI is required to pay to its counterparty the difference between the current market value and the locked-in price of the shares. TCI can satisfy that obligation with cash or by delivering shares of Series A TCI Ventures Group stock. The market value of the Series A TCI Ventures Group stock has risen significantly since each of the equity swap transactions referred to above was entered
into     .


     In connection with the equity swap transactions, the selling stockholders acquired shares of Series A TCI Ventures Group stock that are "restricted securities," as that term is defined in Rule 144(a)(3) under the Securities Act of 1933. Shares of Series A TCI Ventures Group stock that are restricted securities may not be transferred unless they are registered under the Securities Act of 1933 or an exemption from registration is available. In connection with the equity swap transactions, TCI entered into separate registration rights agreements with Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Merrill Lynch International, and LB I Group Inc. Copies of these registration rights agreements are incorporated by reference as exhibits to the registration statement related to this prospectus. See "Where You Can Find More Information." Toronto Dominion (New York), Inc. has rights under LB I Group Inc.'s registration rights agreement. TCI has agreed in the registration rights agreements to register the resale from time to time by the selling stockholders of shares of Series A TCI Ventures Group stock which the selling stockholders acquired in connection with the equity swap transactions. TCI has agreed to keep the registration statement related to this prospectus continuously effective under the Securities Act of 1933 until the later of:


     . TCI's final payment of all amounts due to each of the selling stockholders under the equity swap transactions, and

     . the sale of all shares of Series A TCI Ventures Group stock held by the selling stockholders which were acquired in connection with the equity swap transactions and which are "restricted securitites."


     TCI has agreed to indemnify the selling stockholders against certain liabilities that may arise in connection with any offer and sale of the shares of Series A TCI Ventures Group stock by them using this prospectus, including liabilities under the Securities Act of 1933, and to contribute to payments that the selling stockholders may be required to make that arise out of such offer and sale.


     Each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, LB I Group Inc. and Toronto Dominion (New York), Inc. has agreed to vote or cause to be voted all shares of Series A TCI Ventures Group stock acquired by them in connection with the equity swap transactions on any matter submitted to TCI stockholders in the same proportions as votes are cast in favor of and against such matter by the holders of Series A TCI Ventures Group stock who are not officers or directors of TCI.


     The following table sets forth the number of shares owned by each selling stockholder at February 24, 1999, and the number of those shares that are covered by this prospectus. No selling stockholder owns 1% or more of the outstanding shares of Series A TCI Ventures Group stock.


                                                          Maximum Number of
                                                       Shares of Series A TCI
                                Shares of Series A        Ventures Group
                                 TCI Ventures Group       Common Stock
Name of Selling Stockholder    Common Stock Owned         to be Offered
---------------------------    ---------------------      -------------
LB I Group Inc./(1)/                 1,462,930               1,462,930
Lehman Brothers Finance                      0                       0
 S.A./(1)/
Merrill Lynch International          6,569,934               5,851,718
Toronto Dominion (New                4,425,962               4,425,962
 York), Inc.


(1)  LB I Group Inc. and Lehman Brothers Finance S.A. are affiliates.


     If required for any sale of shares, a supplement will be affixed to this prospectus containing the name of the selling stockholder, the number of shares to be sold and, if 1% or more, the percentage of the outstanding shares of Series A TCI Ventures Group stock to be owned by the selling stockholder after the sale.


     Except as described below or in any prospectus supplement, neither TCI nor any of its affiliates has had any material relationship with any selling stockholder within the past three years.

     Within the past three years:


     . Merrill Lynch, Pierce, Fenner & Smith Incorporated has acted as a principal underwriter in several public offerings of securities by subsidiaries of TCI for which it received customary fees;

     . Merrill Lynch International and/or its affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, have entered into various swap transactions and related agreements with TCI having an aggregate notional value of approximately $264.9 million; as of February 22, 1999, the notional value was approximately $62.1 million; and

     . Merrill Lynch International and/or its affiliates have entered into put transactions with TCI with respect to securities of TCI having an aggregate value of approximately $13.3 million.

     Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as a financial advisor to TCI in connection with the AT&T merger, for which it will receive customary fees. See "Recent Developments -- AT&T Merger; Combination of Liberty Media Group and TCI Ventures Group".


     Within the past three years, Lehman Brothers Inc., an affiliate of LB I Group Inc. and Lehman Brothers Finance S.A., has also acted as a principal underwriter in several public offerings of securities by subsidiaries of TCI for which it received customary fees. LB I Group Inc. has entered into additional swap transactions with TCI having an aggregate notional value of approximately $874.9 million; the notional value as of February 22, 1999 was approximately $627.3 million. On June 16, 1997, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and LB I Group Inc. purchased $264,946,532 of TCI's common stock from the Estate of Bob Magness, the deceased former Chairman of TCI. Those shares, to the extent they were exchanged for shares of Series A TCI Ventures Group stock, are covered by this prospectus.


     Within the past three years Toronto Dominion (New York), Inc. and/or affiliates thereof have:


     . established exisiting credit facilities for TCI and its affiliates of approximately $672.8 million;


     . entered into swap transactions with TCI and its subsidiaries having an aggregate notional value of approximately $689.4 million; the notional value as of February 22, 1999 was approximately $524.4 million;
          and

     . established credit facilities for TCI's affiliates of approximately $192 million, which facilities have since terminated.


     TCI has agreed to bear all costs and expenses of registering the shares covered by this prospectus under the Securities Act of 1933 and state securities laws, including registration fees, legal and accounting fees and expenses and costs relating to the printing and distribution of this prospectus. The selling stockholders will be responsible for any underwriting discounts, selling commissions or other compensation payable to underwriters, agents, or broker-dealers, except that TCI has agreed to pay a commission of $0.02 per share for shares covered by this prospectus sold in the Nasdaq National Market in connection with the termination of the equity swap transactions.


                              Plan of Distribution

     Any distribution of the shares covered by this prospectus by the selling stockholders may be effected from time to time in one or more of the following transactions:

     . through brokers, acting as agent in transactions (which may involve block transactions), in special offerings, in the over-the-counter market, or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;

     . to dealers or underwriters who acquire shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to other dealers may be changed from time to time);


     . directly or through brokers or agents in private sales at negotiated prices;

     . to lenders pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, under those arrangements; or

     .    by any other legally available means.


     Also, offers to purchase shares covered by this prospectus may be solicited by agents designated by the selling stockholders from time to time. Dealers, underwriters or agents participating in an offering made pursuant to this prospectus and the related registration statement may receive underwriting discounts or commissions under the Securities Act of 1933 and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.


      TCI has been advised by each selling stockholder that it has not, as of the date of this prospectus, entered into any arrangement with an underwriter, agent or broker-dealer for the sale of its shares covered by this prospectus.


      The selling stockholders may also sell all or a portion of the shares covered by this prospectus pursuant to Rule 144 under the Securities Act of 1933, to the extent that such sales may be made in compliance with that Rule.


     The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of any of the shares covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discount or commission received by them and any profit on the resale of shares covered by this prospectus purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.


      In connection with a sale of shares covered by this prospectus, the following information will, to the extent then required, be provided in the prospectus supplement relating to such sale:


     .    the number of shares to be sold,
     .    the purchase price,
     .    the public offering price,
     .    the name of any underwriter, agent or broker-dealer, and
     . any commissions, discounts or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular sale.


                              Validity of Shares

     On behalf of TCI, Stephen M. Brett, Esq., Executive Vice President and General Counsel of TCI, will pass upon the validity of the shares covered by this prospectus.

                                    Experts

     The consolidated balance sheets of Tele-Communications, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedules, which appear in the December 31, 1997 Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc. have been incorporated by reference herein in reliance upon the reports, dated March 20, 1998, except for note 19 which is as of January 6, 1999, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports refer to a restatement of the consolidated financial statements and related financial statement schedules as of December 31, 1997 and for the year then ended.

     The combined balance sheets of TCI Group as of December 31, 1997 and 1996, and the related combined statements of operations, equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc., have been incorporated by reference herein in reliance upon the report, dated March 20, 1998, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the combined financial statements above refers to the effects of not consolidating the TCI Group's interest in the Liberty Media Group and the TCI Ventures Group for all periods that the TCI Group has an interest in the Liberty Media Group and the TCI Ventures Group.

     The combined balance sheets of Liberty/Ventures Group as of December 31, 1997 and 1996, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Current Report on Form 8-K, as amended by Form 8-K/A (Amendment No. 1), dated January 7, 1999, of Tele-Communications, Inc., have been incorporated by reference herein in reliance upon the report, dated March 20, 1998, except for notes 2 and 14, which are as of September 14, 1998, and January 6, 1999, respectively, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report refers to a restatement of the combined financial statements as of December 31, 1997 and for the year then ended.

     The combined balance sheets of Liberty Media Group as of December 31, 1997 and 1996, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc. have been incorporated by reference herein in reliance upon the report, dated March 20, 1998, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined balance sheets of TCI Ventures Group as of December 31, 1997 and 1996, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc., have been incorporated by reference herein in reliance upon the report, dated March 20, 1998, except for note 18 which is as of January 6, 1999, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report refers to a restatement of the combined financial statements as of December 31, 1997 and for the year then ended.

     The consolidated balance sheet of Telewest Communications plc and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc., have been incorporated by reference herein in reliance upon the report, dated March 19, 1998, of KPMG Audit Plc, chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of Cablevision Systems Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' deficiency and cash flows for each of the years in the three-year period ended December 31, 1996, and the related financial statement schedule, which reports appear in the Current Report on Form 8-K, as amended by Form 8-K/A (Amendment No. 2) of Tele-Communications, Inc., dated March 6, 1998, have been incorporated by reference herein in reliance upon the report, dated April 1, 1997, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of Sprint Spectrum Holding Company, L.P.

and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1997 incorporated in this prospectus by reference, which appear in the Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc. for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph referring to the emergence from the development stage), which is incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                      Where You Can Find More Information


     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York City and Chicago. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on their public reference rooms. Our Securities and Exchange Commission filings are also available on the Commission's Website at "http://www.sec.gov."


     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to the documents that contain that information. The information incorporated by reference is a part of this prospectus and will automatically be updated and superseded by the information we later file. Our Commission File Number is 0-20421. We are incorporating by reference in this prospectus the reports and other information listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all of the shares covered by this prospectus:


     1. Our Annual Report on Form 10-K for the year ended December 31, 1997 (as amended on January 7, 1999 and January 12, 1999);


     2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 (as amended on January 11, 1999), June 30, 1998 (as amended on November 19, 1998 and January 11, 1999) and September 30, 1998 (as amended on January 11, 1999);


     3. Our Current Reports on Form 8-K filed February 27, 1998, March 6, 1998 (as amended on June 23, 1998 and June 30, 1998), July 1, 1998, October 22, 1998, December 8, 1998, January 7, 1999 (as amended on January 11,
        1999), and January 8, 1999 (as amended on January 8, 1999); and

     4. The description of our Series A TCI Ventures Group common stock included in Item 1 of our registration statement on Form 8-A (as amended by Form 8-A/A (Amendment No. 1)).

     You may request a copy of these filings and any future filings we make, at no cost, by writing or telephoning us at the following address or telephone number:



                           Tele-Communications, Inc.
                                5619 DTC Parkway
                         Englewood, Colorado 80111-5500
                              Tel:  (303) 267-5500
                           Attn:  Corporate Secretary

================================================================================


     Tele-Communications, Inc. has not authorized any person to make a statement or to provide information that differs from what is in this prospectus and any prospectus supplement. If any person makes such a statement or provides such information, you should not rely on it. This prospectus and any prospectus supplement is not an offer to sell nor is it seeking an offer to buy these securities in any state in which such offer or sale is not permitted. The information in this prospectus and any prospectus supplement is complete and accurate as of its date, but such information may change after such date.


                         -----------------------------



                               Table of Contents

                                       Page
                                       ----

Tele-Communications, Inc.               2
Recent Developments                     3
Special Considerations Relating to
  Tracking Stocks                       6
Selling Stockholders                    8
Plan of Distribution                   11
Validity of the Shares                 13
Experts                                13
Where You Can Find More Information    13




                           Tele-Communications, Inc.



                    Series A TCI Ventures Group common stock

                         -----------------------------


                                   Prospectus


                         -----------------------------



                          ______________________, 1999



================================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     All of the expenses in connection with the distribution of the Shares are set forth below and will be borne by the Registrant. Except for the registration fee, all expenses are estimated.

   Registration Fee............................................... $90,462.94
   Blue Sky Fees and Expenses (including counsel fees)............   2,000.00
   Legal Fees and Expenses........................................  20,000.00
   Accounting Fees and Expenses...................................  25,000.00
   Miscellaneous..................................................   1,000.00
                                                                  -----------
              Total...............................................$138,462.94
                                                                  -----------

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 102(b)(7) of the Delaware General Corporation Law provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

     Article V, Section E of the Company's Restated Certificate of Incorporation provides as follows:

     "1.  Limitation on Liability.
          -----------------------

          To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

     2.   Indemnification.
          ---------------

          (a) Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

          (b) Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

          (c) Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

          (d) Non-Exclusivity of Rights. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

          (e) Other Indemnification. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

     3.   Amendment or Repeal.
          -------------------

          Any repeal or modification of the foregoing provisions of this Section E shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification."

     Article II, Section 2.9 of the Company's Bylaws also contains an indemnity provision, requiring the Company to indemnify members of the Board of Directors and officers of the Company and their respective heirs, personal representatives and successors in interest for or on account of any action performed on behalf of the Company, to the fullest extent provided by the laws of the State of Delaware and the Company's Restated Certificate of Incorporation, as then or thereafter in effect.

     The Company has also entered into indemnification agreements with each of its directors (each director, an "indemnitee"). The indemnification agreements provide (i) for the prompt indemnification to the fullest extent permitted by law against any and all expenses, including attorneys' fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal), or in preparing for ("Expenses"), any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation ("Claim"), related to the fact that such indemnitee is or was a director, officer, employee, agent or fiduciary of the Company or is or was serving at the Company's request as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by a director or officer in any such capacity, and against any and all judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) of any Claim, unless the Reviewing Party (one or more members of the Board of Directors or other person appointed by the Board of Directors, who is not a party to the particular claim, or independent legal counsel) determines that such indemnification is not permitted under applicable law and (ii) for the prompt advancement of Expenses, and for reimbursement to the Company if the Reviewing Party determines that such indemnitee is not entitled to such indemnification under applicable law. In addition, the indemnification agreements provide (i) a mechanism through which an indemnitee may seek court relief in the event the Reviewing Party determines that the indemnitee would not be permitted to be indemnified under applicable law (and therefore is not entitled to indemnification or expense advancement under the indemnification agreement) and (ii) indemnification against all expenses (including attorneys' fees), and advancement thereof if requested, incurred by the indemnitee in seeking to collect an indemnity claim or advancement of expenses from the Company or incurred in seeking to recover under a directors' and officers' liability insurance policy, regardless of whether successful or not. Furthermore, the indemnification agreements provide that after there has been a "change in control" in the Company (as defined in the indemnification agreements), other than a change in control approved by a majority of directors who were directors prior to such change, then, with respect to all determinations regarding a right to indemnity and the right to advancement of Expenses, the Company will seek legal advice only from independent legal counsel selected by the indemnitee and approved by the Company.

     The indemnification agreements impose upon the Company the burden of proving that an indemnitee is not entitled to indemnification in any particular case and negate certain presumptions that may otherwise be drawn against an indemnitee seeking indemnification in connection with the termination of actions in certain circumstances. Indemnitees' rights under the indemnification agreements are not exclusive of any other rights they may have under Delaware law, the Company's Bylaws or otherwise. Although not requiring the maintenance of directors' and officers' liability insurance, the indemnification agreements require that an indemnitee be provided with the maximum coverage available for any director or officer of the Company if there is such a policy.

     The Company may purchase liability insurance policies covering its directors and officers.

     In addition, the Selling Stockholders have agreed to indemnify the Company, its directors and officers and each person, if any, who controls the Company within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended, against certain liabilities, including civil liabilities under the Securities Act, in connection with certain actions arising out of the sale of the Shares registered hereby.

Item 16. EXHIBITS

Exhibits       Description
--------       -----------

4.1 Restated Certificate of Incorporation of the Company, dated August 4, 1994, as amended on August 4, 1994, August 16, 1994, October 11, 1994, October 21, 1994, January 26, 1995, August 3, 1995, August 3, 1995,
          January 25, 1996, January 25, 1996, April 7, 1997, August 28, 1997,
          December 30, 1997 and December 30, 1997 (Incorporated herein by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 0-20421)).

4.2 Bylaws of the Company as adopted June 16, 1994 (Incorporated herein by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (Amendment No. 1) (Commission File No. 0-20421)).

4.3 Specimen Stock Certificate for the Tele-Communications, Inc. Series A TCI Ventures Group Common Stock, par value $1.00 per share (Incorporated herein by reference to Exhibit 4.3 of the Company's registration statement on Form S-8 (Registration No. 333-40141)).

5         Opinion of Stephen M. Brett, Esq./*/


23.1      Consent of KPMG LLP.

23.2      Consent of KPMG LLP.

23.3      Consent of KPMG LLP.

23.4      Consent of KPMG LLP.

23.5      Consent of KPMG LLP.

23.6      Consent of KPMG Audit Plc.

23.7      Consent of KPMG LLP.

23.8      Consent of Deloitte & Touche LLP.

23.9      Consent of Stephen M. Brett, Esq. (included in Exhibit 5)./*/

24        Powers of Attorney./*/

----------------------

    /*/  Previously filed.

99.1 Registration Rights Agreement, dated as of June 16, 1997, by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated (Incorporated herein by reference to Exhibit 99.1 of the Company's Registration Statement on Form S-3 (Registration No. 333-29849)).

99.2 Registration Rights Agreement, dated as of June 16, 1997, by and between the Company and LB I Group Inc. (Incorporated herein by reference to Exhibit 99.2 of the Company's Registration Statement on Form S-3 (Registration No. 333-29849)).

Item 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the
--------  -------
information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on February 25, 1999.


                         TELE-COMMUNICATIONS, INC.



                         By: /s/ Stephen M. Brett
                            ------------------------------------------
                             Name:  Stephen M. Brett
                             Title:  Executive Vice President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated:



Signature                       Title                                 Date
---------                       -----                                 ----
       *                        Chairman of the Board,                February 25, 1999
------------------------        Chief Executive Officer
(John C. Malone)                and Director
                                (Principal Executive
                                Officer)

              *                 President, Chief Operating            February 25, 1999
------------------------        Officer and Director
(Leo J. Hindery, Jr.)
              *                 Director                              February 25, 1999
------------------------
(Donne F. Fisher)
              *                 Director                              February 25, 1999
------------------------
(John W. Gallivan)
              *                 Director                              February 25, 1999
------------------------
(Paul Gould)
              *                 Director                              February 25, 1999
------------------------
(Jerome H. Kern)
              *                 Director                              February 25, 1999
------------------------
(Kim Magness)
              *                 Director                              February 25, 1999
------------------------
(Robert A. Naify)
              *                 Director                              February 25, 1999
------------------------
(J .C. Sparkman)
              *                 Senior Vice President and Treasurer   February 25, 1999
------------------------        (Principal Financial Officer)
(Bernard W. Schotters)
              *                 Executive Vice President of           February 25, 1999
------------------------        Finance
(Ann M. Koets)                  and Accounting of TCI
                                Communications, Inc.
                                (Principal Accounting Officer)


*By: /s/ Stephen M. Brett
    ----------------------------
      Stephen M. Brett
      Attorney-in-Fact

                                 EXHIBIT INDEX



Exhibits       Description
--------       -----------

4.1 Restated Certificate of Incorporation of the Company, dated August 4, 1994, as amended on August 4, 1994, August 16, 1994, October 11, 1994, October 21, 1994, January 26, 1995, August 3, 1995, August 3, 1995,
          January 25, 1996, January 25, 1996, April 7, 1997, August 28, 1997,
          December 30, 1997 and December 30, 1997 (Incorporated herein by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 0-20421)).

4.2 Bylaws of the Company as adopted June 16, 1994 (Incorporated herein by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (Amendment No. 1) (Commission File No. 0-20421)).

4.3 Specimen Stock Certificate for the Tele-Communications, Inc. Series A TCI Ventures Group Common Stock, par value $1.00 per share (Incorporated herein by reference to Exhibit 4.3 of the Company's registration statement on Form S-8 (Registration No. 333-40141).

5         Opinion of Stephen M. Brett, Esq./*/


23.1      Consent of KPMG LLP.

23.2      Consent of KPMG LLP.

23.3      Consent of KPMG LLP.

23.4      Consent of KPMG LLP.

23.5      Consent of KPMG LLP.

23.6      Consent of KPMG Audit Plc.

23.7      Consent of KPMG LLP.

23.8      Consent of Deloitte & Touche LLP.

23.9      Consent of Stephen M. Brett, Esq. (included in Exhibit 5)./*/

24        Powers of Attorney./*/

99.1 Registration Rights Agreement, dated as of June 16, 1997, by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated (Incorporated herein by reference to Exhibit 99.1 of the Company's Registration Statement on Form S-3 (Registration No. 333-29849)).

99.2 Registration Rights Agreement, dated as of June 16, 1997, by and between the Company and LB I Group Inc. (Incorporated herein by reference to Exhibit 99.2 of the Company's Registration Statement on Form S-3 (Registration No. 333-29849)).

----------------------
/*/  Previously filed.